UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2015

AMERICAN ENERGY CAPITAL PARTNERS—ENERGY RECOVERY PROGRAM, LP

(Exact name of Registrant as specified in its charter)

Delaware	333-192852	46-4076419
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

See Item 8.01 below, which is incorporated by reference herein.

Item 8.01. Other Events.

On September 11, 2015, American Energy Capital Partners - Energy Recovery Program, LP (the “Partnership”) suspended the acceptance of subscriptions pursuant to its initial public offering (the “Offering”) in anticipation of formally terminating the Offering in the near future. Also on September 11, 2015, in connection with the termination of the Offering, the Partnership and AECP Management, LLC (the “Manager”), which is one of the Partnership’s sponsors, have agreed to mutually terminate the management services agreement dated June 16, 2014, pursuant to which the Manager was engaged to provide management and operating services regarding substantially all aspects of the Partnership’s oil and gas operations.

Following the termination of the Offering, the Partnership’s general partner intends to commence the dissolution and liquidation of the Partnership. In connection with its dissolution and liquidation, the Partnership intends to make a distribution to unitholders in an amount equal to 100% of their capital contribution to the Partnership in addition to any distributions already received. In addition, all retail broker-dealers will retain any reallowances and all retail advisors will retain any selling commissions. Later this month, the Partnership will update unitholders with respect to the dissolution and liquidation process and the timing of the distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN ENERGY CAPITAL PARTNERS—ENERGY RECOVERY PARTNERS, LP
By: American Energy Capital Partners GP, LLC, its general partner
September 11, 2015	By: /s/ William M. Kahane
Name: William M. Kahane
Title: Chief Executive Officer and President